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                                                                   EXHIBIT 99.1


RICHARD L. SCOTT INVESTMENTS, LLC

                            1415 PANTHER LANE, SUITE 322, NAPLES, FLORIDA 34109
                            TEL: (239) 591-6671 FAX: (239) 591-6705

                                 April 6, 2004

CERTIFIED MAIL - RETURN RECEIPT REQUESTED

Mr. Curtis Carlson
Special Committee
The Stephan Co.
1850 West McNab Road
Fort Lauderdale, Florida 33309

                  Re:      Request for Information

Dear Mr. Carlson:

         Richard L. Scott Revocable Trust is the record owner of 116,400 common shares of The Stephan Co. To gain a better understanding of the process associated with the evaluation of management's proposed "going-private" transaction, we respectfully request the following:

         -        A list of the roles and responsibilities of the Special
                  Committee.

         - Any and all costs a third-party would incur to acquire the outstanding shares of The Stephan Company arising from existing Stephan arrangements such as costs resulting from change of control provisions in employment and other contracts, severance payments and any break-up fee that may have to be paid.

         Thank you for your assistance and please feel free to contact us should you have any questions.


                                        Very truly yours,

                                        RICHARD L. SCOTT REVOCABLE TRUST


                                        By: /s/ Richard L. Scott
                                            -----------------------------------
                                            Richard L. Scott, Trustee


cc:      Thomas M. D'ambrosio
         John DePinto
         Frank F. Ferola
         Leonard A. Genovese
         Shouky Shaheen